Exhibit 99.1

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Mike Johanns elected to Deere & Company Board of Directors

MOLINE, Illinois (January 7, 2015) — Deere & Company (NYSE: DE) announced today that former U.S. Senator Michael O. Johanns has been elected to its board of directors effective January 8, 2015. Johanns recently completed his term in the Senate after deciding not to run for re-election. He has also previously served as the U.S. Secretary of Agriculture and as governor of Nebraska.

“Mike’s wide range of expertise in the areas of agriculture, banking, commerce, foreign trade, law and governance will be valuable assets for the Deere & Company Board of Directors,” said Samuel R. Allen, Deere’s chairman and chief executive officer. “We are pleased Mike has agreed to join the Deere Board.”

Johanns was governor of Nebraska from 1999 until 2005. He was appointed U.S. Secretary of Agriculture in 2005 and served in that capacity until 2007. He was elected to the U.S. Senate in 2008 and announced in 2013 that he would not run for re-election.

Johanns is a graduate of Saint Mary’s University of Minnesota and Creighton University School of Law. Before his election as governor, he had been elected to various local government positions in Nebraska, including as a member of the Lancaster County Board and the Lincoln City Council and as mayor of Lincoln for two terms.

With Senator Johanns’ election, Deere & Company’s Board totals 12 members, 11 of whom are independent directors.

Deere & Company (www.JohnDeere.com) is a world leader in providing advanced products and services and is committed to the success of customers whose work is linked to the land – those who cultivate, harvest, transform, enrich and build upon the land to meet the world’s dramatically increasing need for food, fuel, shelter and infrastructure.